Exhibit 24(b)(8.100)

First Amendment to the Selling and Services Agreement and Fund Participation Agreement

This First Amendment to the Selling and Services Agreement and Fund Participation Agreement
dated as of June 4, 2010 by and among ING Life Insurance and Annuity Company ("ING Life"), ING
Institutional Plan Services, LLC ("ING Institutional"), ING Financial Advisers, LLC ("ING Financial")
(collectively "ING"), Pax World Funds Series Trust I (the "Fund") and ALPS Distributors, Inc.
("Distributor") is made to the Selling and Services Agreement and Fund Participation Agreement dated as of October 15, 2009 (the "Agreement"). Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties wish to amend certain provisions of the Agreement, as provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

	1.	Schedule B to the Agreement is hereby deleted and replaced by Schedule B, attached hereto.

	2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

	3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

ING LIFE INSURANCE AND ANNUITY COMPANY		PAX WORLD FUNDS SERIES TRUST I

By:	/s/ Lisa S. Gilarde	By:	/s/ Maureen L. Conley
Name:	Lisa S. Gilarde	Name:	Maureen L. Conley
Title:	Vice President	Title:	Secretary

ING FINANCIAL ADVISERS, LLC		ALPS DISTRIBUTORS, INC.

By:	/s/ David A. Kelsey	By:	/s/ Tané T. Tyler
Name:	David A. Kelsey	Name:
Title:	V.P./C.O.O.	Title:

ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/ Michelle Sheiowitz, attorney in fact
Name:	Michelle Sheiowitz
Title:	Vice President

Schedule B

List of Available Share Classes in the Fund

All Institutional Class shares All Individual Investor Class shares All R Class shares

Fee Schedule

As compensation for the services ING renders under the Agreement, the Fund or the Distributor (with respect solely to 12b-1 fees) will pay a fee or cause a fee to be paid to ING equal to the annual rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds.

For all Funds except the Pax World Balanced Fund:

Share Class	Institutional	Individual Investor	R
Service Fees	0.00%	0.00%	0.00%
12b-1 Fees	0.00%	0.00%	0.00%
Total Fees	0.00%	0.00%	0.00%

For the Pax World Balanced Fund:

Share Class	Institutional	Individual Investor	R
Service Fees	0.00%	0.00%	0.00%
12b-1 Fees	0.00%	0.00%	0.00%
Total Fees	0.00%	0.00%	0.00%

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